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Filed Pursuant to Rule 424(b)(5)
Registration No. 333-204284

PROSPECTUS SUPPLEMENT (To Prospectus dated June 1, 2015)

2,500,000 Shares

Common Stock

We are offering 2,500,000 shares of our common stock. Our common stock is quoted on The NASDAQ Global Market under the symbol "ADMS." On January 6, 2016, the last reported sale price of our common stock was $23.64 per share.

Our business and an investment in our common stock involve significant risks. These risks are described under the caption "Risk Factors" beginning on page S-12 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$23.00	$57,500,000
Underwriting discount(1)	$1.38	$3,450,000
Proceeds, before expenses, to Adamas	$21.62	$54,050,000

(1)
See "Underwriting" for additional disclosure regarding underwriting commissions and expenses.

The underwriters may also purchase up to an additional 375,000 shares from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement.

The underwriters expect to deliver the shares through the book-entry facilities of The Depository Trust Company on January 12, 2016.

Cowen and Company	Piper Jaffray
William Blair	JMP Securities
Trout Capital

January 6, 2016

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the common stock we are offering. The second part, the accompanying prospectus dated June 1, 2015, gives more general information about our common stock. You should read this prospectus supplement and the accompanying prospectus, including the information incorporated by reference and any free writing prospectuses we have authorized for use in connection with this offering, in their entirety before making an investment decision.

        You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, along with the information contained in any free writing prospectuses we have authorized for use in connection with this offering. If the information varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. We have not authorized anyone to provide you with different or additional information. Under no circumstances should the delivery to you of this prospectus supplement and the accompanying prospectus or any sale made pursuant to this prospectus supplement create any implication that the information contained in this prospectus supplement or the accompanying prospectus is correct as of any time after the respective dates of such information.

        Unless the context requires otherwise, the words "Adamas," "we," the "company," "us" and "our" refer to Adamas Pharmaceuticals, Inc. and its subsidiaries taken as a whole, and the term "you" refers to a prospective investor.

        This prospectus supplement and the accompanying prospectus, including the information incorporated by reference into this prospectus supplement and the accompanying prospectus, include trademarks, service marks and trade names owned by us or others. The word trademark "Adamas," Adamas Pharmaceuticals, Inc., the Adamas Pharmaceuticals, Inc. logo and all other Adamas product and service names are trademarks of Adamas Pharmaceuticals, Inc. in the United States and in other selected countries. All other trademarks, service marks and trade names included or incorporated by reference in this prospectus supplement and the accompanying prospectus are the property of their respective owners.

S-i

PROSPECTUS SUPPLEMENT SUMMARY

        This summary highlights selected information appearing elsewhere or incorporated by reference in this prospectus supplement and accompanying prospectus and any free writing prospectus that we have authorized for use in connection with this offering; it may not contain all of the information that is important to you. This prospectus supplement and the accompanying prospectus include information about the shares we are offering as well as information regarding our business and financial data. You should read this prospectus supplement and the accompanying prospectus, including the information incorporated by reference and any free writing prospectuses we have authorized for use in connection with this offering, in their entirety. Investors should carefully consider the information set forth under "Risk Factors" in this prospectus supplement.

 Adamas Pharmaceuticals, Inc.

        We are a specialty pharmaceutical company focused on the development and commercialization of therapeutics targeting chronic disorders of the central nervous system ("CNS"). We seek to achieve this by enhancing the pharmacokinetic profiles of approved drugs to create novel therapeutics for use alone and in fixed-dose combination products. Our business strategy is twofold. We intend to develop and commercialize our wholly-owned products directly. In addition, we may form partnerships with companies that have an already established CNS market presence.

        We are developing our lead wholly-owned product candidate, ADS-5102 (amantadine hydrochloride), for multiple indications, including: a complication associated with the treatment of Parkinson's disease known as levodopa-induced dyskinesia ("LID"); for major symptoms associated with multiple sclerosis in patients with walking impairment; and potentially as a treatment for one or more additional CNS indications. ADS-5102 is an extended-release version of amantadine that is intended for once daily administration at bedtime. ADS-5102 is designed to improve upon the pharmacokinetic profile of immediate-release amantadine, with the aim of enhancing efficacy without compromising the known tolerability profile.

        After successful completion of a Phase 2/3 clinical study in LID in 2013, we initiated two confirmatory Phase 3 registration trials and a separate open-label safety study in 2014. We completed enrollment in the larger of these trials, EASE LID, in July 2015, and the smaller, EASE LID 3, in December 2015. We announced top-line results of EASE LID in December 2015 and expect to announce top-line results of EASE LID 3 in the first half of 2016.

        The EASE LID study showed a statistically significant reduction (p = 0.0009) in LID at 12 weeks for patients who received ADS-5102 versus placebo as assessed by the Unified Dyskinesia Rating Scale (UDysRS). This represents a 23 percent reduction in LID for ADS-5102-treated patients compared to placebo. The reduction in LID was maintained at 24 weeks (p = 0.0008), a key secondary analysis. There were four additional key secondary analyses based on patient diary data, and all achieved statistical significance. Notably, at week 12, ADS-5102 significantly increased ON time without troublesome dyskinesia by 2.7 hours versus placebo and reduced OFF time by 0.9 hours. These effects were maintained at week 24.

        The reported adverse events associated with ADS-5102 were consistent with the known safety profile of amantadine as well as the safety results from our earlier placebo-controlled trial. The most common adverse events (occurring in at least five percent of ADS-5102-treated patients) were: hallucinations, peripheral edema, dizziness, dry mouth, constipation, falls, urinary tract infections, anxiety, contusion, livedo reticularis, abnormal dreams, depression and headaches. Four subjects discontinued treatment due to adverse events in the placebo group versus 13 in the ADS-5102 group. There were 17 subjects who experienced severe adverse events, four in the placebo group and 13 in the ADS-5102 group. Of these, one subject in the placebo group and three subjects in the ADS-5102 group had an event assessed to be study drug related. There were 10 subjects who experienced serious adverse events, three subjects in the placebo group and seven subjects in the ADS-5102 group. None of the serious adverse events were assessed to be study drug related.

        We expect to submit a New Drug Application ("NDA") to the U.S. Food and Drug Administration ("FDA") for ADS-5102 for the treatment of LID in 2016.

        We are also exploring the utility of ADS-5102 for the treatment of major symptoms associated with multiple sclerosis in patients with walking impairment with the initiation of a Phase 2 clinical study in June 2015. We anticipate results from this study in 2016. We may also explore the development of ADS-5102 in additional indications, as well as in combinations with other drugs.

        We have also commenced development of ADS-4101, an extended-release version of an FDA-approved single-agent compound for the treatment of epilepsy (partial onset seizures). We expect that this new program will progress into clinical trials in 2016.

        We plan to commercialize ADS-5102, and potentially other wholly-owned product candidates, if approved, by developing a small CNS commercial organization, including a sales force to reach high-volume prescribing neurologists and movement disorder specialists in the United States, and in other markets through distribution agreements and collaborations with CNS-focused pharmaceutical companies.

        Through a partnership with Forest Laboratories Holdings Limited ("Forest Laboratories"), an indirect wholly-owned subsidiary of Allergan plc, our portfolio also includes two drugs commercially available in the United States for indications relating to Alzheimer's disease: Namzaric™ (memantine hydrochloride extended-release and donepezil hydrochloride) capsules (formerly MDX-8704) and Namenda XR® (memantine hydrochloride) extended release capsules, launched in May 2015 and June 2013, respectively.

Our Market Opportunity

        We estimate that approximately 36 million people in the United States suffer from chronic CNS disorders such as Alzheimer's disease, Parkinson's disease, multiple sclerosis, epilepsy, psychosis, and depression. CNS diseases are frequently treated with multiple medications having different mechanisms of action with the goal of maximizing symptomatic benefits for patients. Existing CNS drugs often require frequent dosing and may have tolerability issues that limit the amount of the drug that can be taken each day. We believe that many CNS disorders could be better treated if the concentrations of existing CNS drugs as a function of time, or the pharmacokinetic profiles, are altered to increase efficacy while maintaining tolerability and if these enhanced drugs are then combined with other existing CNS drugs to improve and streamline the management of these complicated conditions.

Our Strategy

        Our goal is to build an independent, CNS-focused specialty pharmaceutical company that creates and commercializes novel therapeutics that address significant unmet clinical needs. This goal is supported by a product development strategy that allows us to discover, patent, develop, and commercialize novel therapeutics in a capital efficient manner. Our integrated process combines the following elements:

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  Market attractiveness.    We seek to identify approved products that are sub-optimally utilized but, with pharmacokinetic enhancements, can significantly improve the treatment of chronic CNS conditions.

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  Intellectual property.    We seek to discover novel pharmacokinetic and pharmacodynamic relationships and to obtain patent protection for a range of dose strengths, pharmacokinetic profiles, timing of administration, and drug combinations as opposed to protecting just specific formulations.

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  Regulatory pathways.    We intend to use the regulatory pathway provided by Section 505(b)(2) of the U.S. Federal Food, Drug and Cosmetic Act to pursue approval for novel therapeutics based on existing drugs with less time and expense than are typically associated with the standard new drug approval pathway.

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  Research and development.    We have developed a core competency in identifying, formulating, and manufacturing controlled-release drug products utilizing coated pellet technology.

        We are implementing our strategy by focusing on the following key objectives:

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  Obtain FDA approval of ADS-5102 for the treatment of LID;

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  Develop ADS-5102 for the treatment of additional CNS indications, including major symptoms associated with multiple sclerosis in patients with walking impairments;

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  Continue development of ADS-4101, an extended-release version of an FDA-approved single-agent compound for the treatment of epilepsy (partial onset seizures); and

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  Commercialize our products by developing a specialty sales force to reach high-volume prescribing neurologists and movement disorder specialists in the United States.

Our Therapeutics Portfolio

        Our product and product candidates are based on pharmacokinetic enhancements of approved CNS drugs. We selected aminoadamantanes as our initial area of focus because they have the ability to modulate multiple neurotransmitter systems, which are the molecular pathways that control brain function, and we believe aminoadamantanes potentially have broader therapeutic utility than previously realized. We believe our product development strategy is broadly applicable to addressing limitations of multiple CNS drugs whose pharmacokinetic profiles limit dosing, and we intend to initiate additional clinical programs in this area. The following table describes our therapeutics portfolio:

Product and Product Candidates	Target Indication(s)	Development Status	Commercial Rights
Wholly-Owned
ADS-5102 (amantadine HCl)	Levodopa-induced Dyskinesia	Phase 3	Adamas, worldwide
	Multiple Sclerosis symptoms	Phase 2	Adamas, worldwide
	Third indication (not disclosed)	Research	Adamas, worldwide
ADS-8801 (fixed-dose combination of amantadine HCl/not disclosed)	Not disclosed	Research	Adamas, worldwide
ADS-4101 (not disclosed single-compound)	Epilepsy (Partial Onset Seizures)	Preclinical	Adamas, worldwide
Partnered
Namzaric (Memantine/Donepezil)	Moderate to severe Alzheimer's dementia	Marketed	U.S.-only; licensed to Forest Laboratories
Namenda XR (Memantine)	Moderate to severe Alzheimer's dementia	Marketed	U.S.-only; licensed to Forest Laboratories

Wholly-Owned Product Candidates

ADS-5102 (Amantadine HCl)

        Our most advanced wholly-owned product candidate is ADS-5102, an extended-release version of amantadine hydrochloride that is intended for once daily administration at bedtime. ADS-5102 is designed to improve upon the pharmacokinetic profile of immediate-release amantadine, with the aim of enhancing efficacy without compromising the known tolerability profile. In pharmacokinetic studies, ADS-5102 has been shown to achieve high plasma amantadine concentrations in the early morning that are sustained throughout the afternoon and are lower in the evening, potentially providing therapeutic benefit when needed most.

ADS-5102 for Levodopa-induced Dyskinesia associated with Parkinson's disease

        We are developing ADS-5102 initially for the treatment of LID in patients with Parkinson's disease. LID is a movement disorder that frequently occurs in patients with Parkinson's disease after long-term treatment with levodopa, the most widely-used drug for Parkinson's disease. Patients with LID suffer from involuntary non-purposeful movements and reduced control over voluntary movements. We estimate that in 2011 approximately 260,000 Parkinson's disease patients in the United States suffered from motor complications as a result of levodopa therapy and approximately 140,000 of these patients suffered from LID. There are no drugs for the treatment of LID that have been approved for marketing in the United States or Europe. As a result, clinicians typically manage LID by decreasing the dose of levodopa, which can exacerbate symptoms of the underlying

Parkinson's disease. In April 2015, the FDA granted orphan drug status to ADS-5102 for the treatment of LID associated with Parkinson's disease.

        We selected LID as the initial indication for ADS-5102 based on results seen in investigator-initiated clinical studies of amantadine and in established preclinical models. In our Phase 2/3 clinical study completed in June 2013, ADS-5102 met its primary endpoint, reduction of LID, and several key secondary endpoints. Subsequently, we initiated two confirmatory Phase 3 registration trials and a separate open-label safety study in 2014. We completed enrollment in the larger of these trials, EASE LID, in July 2015, and the smaller, EASE LID 3, in December 2015. We announced top-line results of EASE LID in December 2015 and expect to announce top-line results of EASE LID 3 in the first half of 2016.

        We recently announced results from the EASE LID study. The study showed a statistically significant reduction (p = 0.0009) in LID at 12 weeks for patients who received ADS-5102 versus placebo as assessed by the Unified Dyskinesia Rating Scale (UDysRS). This represents a 23 percent reduction in LID for ADS-5102-treated patients compared to placebo. The reduction in LID was maintained at 24 weeks (p = 0.0008), a key secondary analysis, as shown in the figure below.

        The time profile of the change in UDysRS score is shown below, indicating that the effect is seen at the first post-baseline visit at week 2, and is maintained through week 24.

        There were four additional key secondary analyses based on patient diary data and all achieved statistical significance. Notably, at week 12, ADS-5102 significantly increased ON time without troublesome dyskinesia by 2.7 hours versus placebo and reduced OFF time by 0.9 hours. These effects were maintained at week 24.

        Finally, for the pre-specified population of subjects who contributed PD diary data at baseline and week 12, a synchronized time profile diary analysis was generated as shown below. This graph elucidates the complex and dynamic pattern of motor complications over the course of a day for clinical trial subjects in the EASE LID study. Subjects awaken primarily in the OFF state, followed by ON without troublesome LID, and then by variable episodes of OFF and ON with troublesome LID. In this analysis, ADS-5102 treatment improved the quality of ON time by increasing ON time without troublesome LID from morning to late afternoon and evening hours, as well as reducing the OFF time during the day.

        The reported adverse events associated with ADS-5102 were consistent with the known safety profile of amantadine as well as the safety results from our earlier placebo-controlled trial. The most common adverse events (occurring in at least five percent of ADS-5102-treated patients) were: hallucinations, peripheral edema, dizziness, dry mouth, constipation, falls, urinary tract infections, anxiety, contusion, livedo reticularis, abnormal dreams, depression and headaches. Four subjects discontinued treatment due to adverse events in the placebo group versus 13 in the ADS-5102 group. There were 17 subjects who experienced severe adverse events, four in the placebo group and 13 in the ADS-5102 group. Of these, one subject in the placebo group and three subjects in the ADS-5102 group had an event assessed to be study drug related. There were 10 subjects who experienced serious adverse events, three subjects in the placebo group and seven subjects in the ADS-5102 group. None of the serious adverse events were assessed to be study drug related.

        We expect to submit an NDA to the FDA for ADS-5102 for the treatment of LID in 2016.

ADS-5102 for major symptoms associated with multiple sclerosis in patients with walking impairment

        Amantadine has shown promising results in several other CNS indications, and in May 2015 we initiated a Phase 2 study of ADS-5102 for the treatment of major symptoms associated with multiple sclerosis in patients with walking impairment. We selected multiple sclerosis as the second target indication for ADS-5102 based on observations from small investigator-sponsored trials with immediate-release amantadine in Parkinson's disease and multiple sclerosis, which suggest improvement in symptoms, encouraging data from Adamas' preclinical studies in multiple sclerosis models, and encouraging data from the Phase 2/3 study of ADS-5102 in LID. We expect to announce data from this Phase 2 trial in the first half of 2016, and if successful, will discuss the results with the FDA and potentially pursue Phase 3 registration studies for this indication.

Additional indications for ADS-5102

        We intend to continue to review the results of preclinical studies, clinical trials, and case reports published in peer reviewed medical journals to evaluate additional potential CNS indications for ADS-5102, including hypokinetic movement disorders such as post stroke deficits, and hyperkinetic movement disorders similar to LID, such as Huntington's chorea and tardive dyskinesia, and other neuropsychiatric disorders, such as depression, attention deficit hyperactivity disorder, and Alzheimer's disease. We anticipate that by using the 505(b)(2) regulatory pathway, we will be able to initiate the clinical development of ADS-5102 in new indications typically with Phase 2 studies and will not need to conduct any Phase 1 studies prior to initiating such Phase 2 studies. As a result, we expect to retain substantial flexibility in our development plans and may be able to respond to new clinical data and changes in the commercial environment.

ADS-8801 series (ADS-5102-based fixed-dose combination products)

        Using a similar product development strategy we employed with memantine, we are investigating and will potentially develop additional combination products based upon combining ADS-5102 with second agents. We have identified certain approved CNS drugs that we believe have the potential to be combined with ADS-5102 to treat chronic CNS conditions, including Parkinson's disease, Alzheimer's disease, multiple sclerosis, psychosis, and depression. Each combination will be designed to provide clinical benefits in specific indications in which it appears that combination therapy including ADS-5102 can address a significant unmet clinical need. We believe we will be able to use the 505(b)(2) regulatory pathway to initiate clinical development of these product candidates. Additional drug-drug interaction studies to assess the potential for interaction between ADS-5102 and the second agent may be required unless the two agents have been previously studied. We anticipate progressing into Phase 2/3 studies in combination therapies with minimal additional work.

Additional Programs (ADS-4000 and ADS-9000 Series)

        We believe our product development strategy is broadly applicable to addressing limitations of other CNS drugs beyond aminoadamantanes whose pharmacokinetic profiles limit dosing. We are continuing to evaluate several different approved CNS drugs to enhance pharmacokinetics for such drugs alone (ADS-4000 series) or in fixed-dose combinations with other approved drugs (ADS-9000 series) for potential use in a range of CNS indications.

ADS-4101 (Undisclosed) for Treatment of Epilepsy

        As part of our ADS-4000 development program, which comprises single-agent compounds, we are developing ADS-4101, an extended-release version of an FDA-approved drug for the treatment of epilepsy. Epilepsy affects nearly 2.2 million people in the United States and 50 million people globally, with the U.S. anti-epileptic drug ("AED") market estimated to be $4 billion and growing. Adequate seizure control is difficult to achieve, with 49% controlled with first mono therapy and 68% with combination therapy. In addition, titration and tolerability make AED compliance difficult, with 20-40% adverse event rates being typical even with careful titration. To date, extended-release drugs have primarily addressed convenience, not titration and tolerability. We have identified a pharmacokinetic modification of an approved antiepileptic drug, which is intended to provide improved efficacy in treating partial onset epileptic seizures while maintaining tolerability. Formulation development is currently underway and we expect preclinical dose-finding studies to be complete in 2016. If the results of those studies are supportive, we plan to initiate clinical testing by the end of 2016.

Other Wholly-Owned Product Candidates

ADS-8704 (memantine HCl/donepezil HCl, outside of the United States only)

        We have retained the rights to develop fixed-dose combinations of controlled-release memantine and donepezil outside of the United States. We are currently evaluating potential development and commercialization pathways for ADS-8704, a fixed-dose combination of our proprietary controlled-

release version of memantine and donepezil for the treatment of moderate to severe dementia related to Alzheimer's disease in various non-U.S. markets.

ADS-8902 for severe influenza

        We developed ADS-8902, a triple combination antiviral drug therapy for influenza, which is designed to inhibit viral replication at multiple points in the virus proliferation pathway. ADS-8902 is a proprietary, fixed-dose combination product containing three FDA approved products, amantadine, oseltamivir and ribavirin. The National Institutes of Health is currently conducting a multi-center, 520 patient Phase 2/3 trial of amantadine, oseltamivir and ribavirin for the treatment of severe influenza. The trial was initiated in 2011 and as of December 2015, it had randomized 472 patients. As the rate of enrollment in the trial is heavily dependent on the incidence and severity of seasonal influenza each year, we have not projected an anticipated completion date for the trial. If the National Institutes of Health trial is successful, we may seek to license rights to ADS-8902 to pharmaceutical companies for which the treatment of influenza is a commercial focus. In 2010, we suspended further activities on ADS-8902, due to the expected length of the clinical trial and a change in our strategic focus.

Partnered Products

        Through a partnership with Forest Laboratories, our portfolio includes two drugs commercially available in the United States: Namzaric (memantine hydrochloride extended-release and donepezil hydrochloride) capsules (formerly MDX-8704) and Namenda XR (memantine hydrochloride) extended release capsules, launched in May 2015 and June 2013, respectively. Under the terms of the license agreement, entered into in November 2012, Forest Laboratories substantially controls the commercialization of these products in the United States and the intellectual property rights subject to the license agreement, including the prosecution, maintenance, and enforcement of such rights, in the United States. On January 5, 2016, the Delaware District Court issued a Markman ruling in the litigation that we, Forest Laboratories, Merz Pharma GmbH & Co. KGaA, and Merz Pharmaceuticals GmbH (together Merz) filed against several companies that submitted Abbreviated New Drug Applications, or ANDAs, to the FDA requesting approval to manufacture and market generic versions of Namenda XR. The ruling includes findings of indefiniteness as to certain claim terms in our asserted patents, which may negatively impact at least some of the patent claims. We, Forest Laboratories and Merz are in the process of reviewing the ruling to determine its effect on the Namenda XR litigation and whether and how it may affect our litigation regarding Namzaric. Forest Laboratories is in control of the litigation, and we have been informed that Forest Laboratories anticipates appealing any adverse District Court rulings in this case at the appropriate time. The Court's Memorandum Opinion may be found at: http://www.ded.uscourts.gov/sites/default/files/opinions/lps/2016/january/14-121.pdf.

        Under our agreement with Forest Laboratories, we received a non-refundable upfront license fee of $65.0 million in 2012, which we recognized on a straight-line basis from November 2012 to February 2013, $40.0 million in development milestone fees recognized in 2013, a $25.0 million milestone payment related to FDA acceptance of Forest Laboratories' NDA submission for Namzaric recognized in May 2014, and a final $30.0 million milestone payment recognized in December 2014 upon FDA approval of the NDA. Beginning five years after the May 2015 commercial launch, we are entitled to receive tiered royalties in the low double digits to the mid-teens for sales of Namzaric in the United States. In addition, we are also entitled to receive tiered royalties in the low to mid-single digits from Forest Laboratories for sales of Namenda XR in the United States beginning in June 2018; however, we do not expect the Namenda XR royalties will make a significant financial contribution to our business.

Potential Upcoming Milestones

        We anticipate the following potential milestones as we progress:

Milestone/Event	Anticipated date
Final Paragraph 4 settlement or trial for Namenda XR	Q1 2016
Report top-line Phase 3 data for ADS-5102 in LID (EASE LID 3)	H1 2016
Report top-line Phase 2 data for ADS-5102 in MS patients with walking impairment	H1 2016
Initiate ADS-4101 Phase 1 study in epilepsy	2016
Submit ADS-5102 NDA for LID indication	2016
FDA filing decision for ADS-5102 NDA for LID indication	2016
Markman hearing for Namzaric	Q4 2016
Possible FDA action on ADS-5102 NDA for LID indication	2017
Potential launch of ADS-5102 for LID indication	2017
Initiate ADS-5102 Phase 3 multiple sclerosis study (if Phase 2 successful)	2017
Initiate ADS-4101 Phase 3 epilepsy study (if Phase 1 successful)	2017
Final Paragraph 4 settlements or trial for Namzaric	Q2 2017
Namenda XR royalties commence	Q2 2018

Risk Factors

        Our business is subject to numerous risks, as more fully described in the section entitled "Risk Factors" immediately following this prospectus supplement summary. You should read these risk factors before you invest in our common stock. In particular, these risks include, but are not limited to, the following:

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  Our success depends heavily on the successful and timely completion of the Phase 3 program for LID, submission of our NDA to the FDA to obtain marketing approval, and commercialization of our lead wholly-owned product candidate, ADS-5102, as well as Forest Laboratories' successful commercialization of Namzaric and Namenda XR;

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  ADS-5102 is our only product candidate in clinical trials, and we cannot give any assurance that the Phase 3 program for LID or development program for any of our product candidates will be successful or completed in a timely or effective manner, if at all;

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  Our product candidates have never been manufactured on a commercial scale, and there are risks associated with developing manufacturing and packaging processes and scaling them up to commercial scale on a timely basis;

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  Our product candidates, including ADS-5102, and both Namzaric and Namenda XR require a complex manufacturing process, and there are risks associated with scaling up manufacturing and packaging to commercial scale and maintaining commercial production;

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  Our business will suffer if other companies are able to obtain approval for generic or other competing versions of current and future products in our portfolio,;

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  We do not directly market any products as yet, expect to incur substantial and increasing losses for the foreseeable future, and had an accumulated deficit as of September 30, 2015, of $51.5 million;

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  The regulatory approval process is expensive, time consuming, and uncertain and may prevent us or our collaboration partners from obtaining approvals for the commercialization of some or all of our product candidates;

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  If significant adverse side effects associated with a product or product candidate are identified during development or after approval, we may need to abandon development of a product candidate or cease marketing a product;

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  If we are unable to obtain favorable coverage, reimbursement and formulary placement decisions from third-party payers, our financial results will be adversely affected;

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  Our business may be adversely affected if we are unable to obtain and maintain effective intellectual property rights or others claim that we infringe their intellectual property rights;

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  Our operating results may fluctuate significantly, are difficult to predict and could fall below expectations; and

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  We may need additional funds to support our operations, and such funding may not be available on acceptable terms or at all.

Recent Financial Information

        We have not finalized our consolidated financial statements for the period ended December 31, 2015. Based on our current estimates, as of December 31, 2015, we had approximately $119.8 million in cash, cash equivalents and available-for-sale securities. The actual amounts that we report will be subject to our financial closing procedures and any final adjustments that may be made prior to the time our financial results for the period ended December 31, 2015, are finalized.

        We have developed our current portfolio of late stage therapeutics in a capital efficient manner. As of December 31, 2015, we had raised a total of $139.5 million from equity financings, had received $160.0 million in upfront and milestone payments from our collaboration with Forest Laboratories, and had no debt obligations.

        The preliminary financial data included in this prospectus supplement has been prepared by, and is the responsibility of, Adamas Pharmaceuticals, Inc.'s management. PricewaterhouseCoopers LLP has not audited, reviewed, compiled, or performed any procedures with respect to the preliminary financial data. Accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto.

Corporate Information

        We were incorporated in Delaware in November 2000 under the name NeuroMolecular, Inc. In December 2004, we changed our name to NeuroMolecular Pharmaceuticals, Inc., and in July 2007 we changed our name to Adamas Pharmaceuticals, Inc. Our principal executive offices are located at 1900 Powell Street, Suite 750, Emeryville, California 94608, and our telephone number is (510) 450-3500. Our website address is www.adamaspharma.com. The information contained on our website is not incorporated by reference into this prospectus supplement or related prospectus, and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus supplement or related prospectus or in deciding whether to purchase our common stock.

 THE OFFERING

Common stock offered by Adamas	2,500,000 shares
Common stock to be outstanding after the offering	20,916,369 shares
Underwriters' option to purchase additional shares	375,000 shares
Use of proceeds

We currently expect to use the net proceeds from this offering for general corporate purposes, including expansion of our research and development programs, build-out of commercial infrastructure, capital expenditures and working capital.

Risk factors	See "Risk Factors" beginning on page S-12 for a discussion of factors you should consider before buying shares of our common stock.
NASDAQ Global Market Symbol	"ADMS"

        The number of shares of common stock to be outstanding after the offering is based on the number of shares outstanding as of September 30, 2015. As of that date, we had 18,416,369 shares of common stock outstanding, excluding:

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  5,381,791 shares issuable upon the exercise of outstanding stock options at a weighted average exercise price of $8.43 per share;

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  1,482,415 additional shares reserved for future issuance under our equity incentive plan; and

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  410,828 additional shares reserved for future issuance under our employee stock purchase plan.

        Unless otherwise noted, the information in this prospectus supplement reflects and assumes the following:

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  no exercise of outstanding options subsequent to September 30, 2015; and

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  no exercise of the underwriters' option to purchase additional shares of our common stock.

RISK FACTORS

        Investing in our securities involves significant risks, some of which are described below. You should carefully consider the following risks, the risks described in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, as well as other information in this prospectus supplement and the accompanying prospectus, including information incorporated by reference herein and therein, and any free writing prospectus that we have authorized for use in connection with this offering, before deciding whether to invest in our securities. The occurrence of any of the events or developments described below could materially and adversely affect our business, financial condition, results of operations and growth prospects. In such an event, the market price of our securities could decline, and you may lose all or part of your investment in our securities. Additional risks and uncertainties not currently known to us or that we currently deem immaterial also may impair our business operations. Some statements in this prospectus supplement, including statements in the following risk factors, constitute forward-looking statements. See "Special Note Regarding Forward-Looking Statements."

Risks Related to this Offering

Purchasers in this offering will incur immediate and substantial dilution in the book value of their investment as a result of this offering.

        If you purchase common stock in this offering, you will incur immediate and substantial dilution, representing the difference between the public offering price per share and our as adjusted net tangible book value per share after giving effect to this offering. Moreover, we issued options in the past that allow their holders to acquire common stock at prices significantly below the public offering price. As of September 30, 2015, there were 5,381,791 shares subject to outstanding options with a weighted-average exercise price of $8.43 per share. To the extent that these outstanding options are ultimately exercised, you will experience further dilution.

We will have broad discretion in the use of proceeds from this offering and may invest or spend the proceeds in ways with which you do not agree and in ways that may not yield a return.

        We will have broad discretion over the use of proceeds from this offering. You may not agree with our decisions, and our use of the proceeds may not yield any return on your investment in us. Our failure to apply the net proceeds of this offering effectively could result in financial losses that could materially impair our ability to pursue our growth strategy, cause the price of our common stock to decline, delay development of our product candidates, or require us to raise additional capital.

Sales of substantial amounts of our common stock in the public markets, or the perception that such sales might occur, could cause the market price of our common stock to drop significantly, even if our business is doing well.

        Sales of a substantial number of shares of our common stock in the public market could occur at any time. If our stockholders sell, or the market perceives that our stockholders intend to sell, substantial amounts of our common stock in the public market following this offering, the market price of our common stock could decline significantly.

        Substantially all of our outstanding common stock is eligible for immediate resale in the public market. In connection with this offering, we, all of our directors and executive officers and certain of our other stockholders have agreed not to sell, dispose of, or hedge any common stock or securities convertible into or exchangeable for shares of common stock, such as stock options, during the period from the date of this prospectus supplement continuing through and including the date 90 days after the date of this prospectus supplement, subject to certain exceptions as described in further detail under the section of this prospectus supplement titled "Underwriting."

        On June 1, 2015, we entered into a Controlled Equity Offering Sales Agreement with Cantor Fitzgerald & Co. (the "ATM Agreement"), under which we may offer and sell our common stock having aggregate sales proceeds of up to $25 million from time to time through our sales agent. As of September 30, 2015, common stock for aggregate gross proceeds of $14.8 million remained available to be sold under this facility, subject to certain conditions as specified in the ATM Agreement. In connection with this offering, we have agreed not to utilize the ATM Agreement from the date of this prospectus supplement continuing through and including the date 90 days after the date of this prospectus supplement.

        Certain holders of shares of our common stock are entitled to certain rights with respect to the registration of their shares under the Securities Act of 1933, as amended, or the Securities Act. Registration of these shares under the Securities Act would result in the shares becoming freely tradable without restriction under the Securities Act. Any sales of securities by these stockholders could have a material adverse effect on the trading price of our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Some of the statements in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference, and any free writing prospectus that we have authorized for use in connection with this offering are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding potential future events or results, including statements regarding our future results of operations and financial position, business and partnering strategy, prospective products, product candidates and indications, regulatory submissions and approvals, ability to commercialize our products and product candidates, research, clinical and development plans, timing, and costs, and likelihood of success, plans and objectives of management for future operations, the potential receipt of any royalty payments, our ability to obtain and maintain intellectual property protection for our products and product candidates, and future results of current and anticipated products and product candidates, are forward-looking statements. Words such as "planned," "will," "may," "expect," and similar expressions are intended to identify these forward-looking statements. These statements involve known and unknown risks, uncertainties, and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and some of which are beyond our control, you should not rely on these forward -looking statements as predictions of future events. Risks and uncertainties that could cause actual results to differ from those expressed include those discussed under the caption "Risk Factors" beginning on page S-12 of this prospectus supplement, in the documents incorporated by reference, in any free writing prospectus that we have authorized for use in connection with this offering or as a result of other circumstances beyond our control. The forward-looking statements made in this prospectus supplement, the accompanying prospectus, and any free writing prospectus that we have authorized for use in connection with this offering speak only as of the date on which the statements are made.

 USE OF PROCEEDS

        We estimate that the net proceeds from the sale of the 2,500,000 shares of common stock we are offering will be approximately $53.7 million, after deducting the underwriting discount and estimated offering expenses payable by us. If the underwriters exercise in full their option to purchase additional shares, we estimate that the net proceeds to us will be approximately $61.8 million.

        We will retain broad discretion over the use of the net proceeds from this offering. We currently expect to use the net proceeds from this offering for general corporate purposes, including for expansion of our research and development programs, build-out of a commercial infrastructure, capital expenditures, and working capital.

 CAPITALIZATION

        The following table sets forth our capitalization as of September 30, 2015:

  ▪
  on an actual basis; and
  ▪
  on an as adjusted basis to give effect to the receipt of the estimated net proceeds of $53.7 million from the sale of the common stock in this offering (assuming no exercise of the underwriters' option to purchase additional shares), after deducting the underwriting discount and estimated offering expenses payable by us as described under "Use of Proceeds."

        You should read the data set forth in the table below in conjunction with (a) our consolidated financial statements, including the related notes, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" from our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and (b) our condensed consolidated financial statements, including the related notes, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" from our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2015, which are incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of September 30, 2015
(In thousands, except share and per share amounts)	Actual	As Adjusted(1)
Stockholders' equity:
Common stock, par value of $0.001 per share, 100,000,000 shares authorized; 18,416,369 shares issued and outstanding, actual, 20,916,369 shares issued and outstanding as adjusted(2)	$23	$26
Additional paid-in capital	175,406	229,053
Accumulated other comprehensive gain	22	22
Accumulated deficit	(51,461)	(51,461)

Total stockholders' equity	123,990	177,640

Total capitalization	$123,990	$177,640

(1)
As adjusted to reflect the sale of 2,500,000 shares being offered in this offering and the receipt of the estimated net proceeds of $53.7 million from the sale of these shares, after deducting the underwriting discount and estimated offering expenses payable by us.
(2)
The common stock shown as issued and outstanding in the table above is based on 18,416,369 shares of common stock outstanding as of September 30, 2015, and excludes, as of September 30, 2015: (i) 5,381,791 shares issuable upon the exercise of outstanding stock options at a weighted average exercise price of $8.43 per share; (ii) 1,482,415 additional shares reserved for future issuance under our equity incentive plan; and (iii) 410,828 shares reserved for future issuance under our employee stock purchase plan.

 MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

        The following summary describes the material U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock acquired in this offering by Non-U.S. Holders (as defined below). This discussion does not address all aspects of U.S. federal income tax and does not deal with foreign, state and local consequences that may be relevant to Non-U.S. Holders in light of their particular circumstances, nor does it address U.S. federal tax consequences (such as gift and, except to the limited extent set forth below, estate taxes) other than income taxes. Special rules different from those described below may apply to certain Non-U.S. Holders that are subject to special treatment under the Internal Revenue Code of 1986, as amended (or the Code), such as financial institutions, insurance companies, tax-exempt organizations, broker-dealers and traders in securities, U.S. expatriates, "controlled foreign corporations," "passive foreign investment companies," corporations that accumulate earnings to avoid U.S. federal income tax, corporations organized outside of the United States, any state thereof or the District of Columbia that are nonetheless treated as United States income taxpayers for United States federal tax purposes, persons that hold our common stock as part of a "straddle," "hedge," "conversion transaction," "synthetic security" or integrated investment or other risk reduction strategy, persons subject to the alternative minimum tax or federal Medicare contribution tax on net investment income, partnerships and other pass-through entities, and investors in such pass-through entities. Such Non-U.S. Holders are urged to consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them. Furthermore, the discussion below is based upon the provisions of the Code, and Treasury regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. We have not requested a ruling from the U.S. Internal Revenue Service, or IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions. This discussion assumes that the Non-U.S. Holder holds our common stock as a "capital asset" within the meaning of Section 1221 of the Code (generally, property held for investment).

        Persons considering the purchase of our common stock pursuant to this offering should consult their own tax advisors concerning the U.S. federal income, estate and other tax consequences of acquiring, owning and disposing of our common stock in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction, including any state, local or foreign tax consequences.

        For the purposes of this discussion, a "Non-U.S. Holder" is, for U.S. federal income tax purposes, a beneficial owner of common stock that is neither a U.S. Holder, nor a partnership (or other entity treated as a partnership for U.S. federal income tax purposes regardless of its place of organization or formation). A "U.S. Holder" means a beneficial owner of our common stock that is for U.S. federal income tax purposes (a) an individual who is a citizen or resident of the U.S., (b) a corporation or other entity treated as a corporation created or organized in or under the laws of the U.S., any state thereof or the District of Columbia, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (d) a trust if it (1) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Distributions

        Distributions, if any, made on our common stock to a Non-U.S. Holder of our common stock to the extent made out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles) generally will constitute dividends for U.S. tax purposes and will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, subject to the discussion below regarding foreign accounts. To obtain a reduced rate of withholding under a treaty, a Non-U.S. Holder generally will be required to provide us with a properly executed IRS Form W-8BEN (in the case of individuals) or IRS Form W-8BEN-E (in the case of entities), or other appropriate form, including a U.S. taxpayer identification number and certifying the Non-U.S. Holder's entitlement to benefits under that treaty. This certification must be provided to us or our paying agent prior to the payment of dividends and must be updated periodically. In the case of a Non-U.S. Holder that is an entity, Treasury Regulations and the relevant tax treaty provide rules to determine whether, for purposes of determining the applicability of a tax treaty, dividends will be treated as paid to the entity or to those holding an interest in that entity. If a Non-U.S. Holder holds stock through a financial institution or other agent acting on the holder's behalf, the holder will be required to provide appropriate documentation to such agent. The holder's agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. If you are eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty and you do not timely file the required certification, you may be able to obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS.

        We generally are not required to withhold tax on dividends paid to a Non-U.S. Holder that are effectively connected with the Non-U.S. Holder's conduct of a trade or business within the U.S. (and, if required by an applicable income tax treaty, are attributable to a permanent establishment that such holder maintains in the U.S.) if a properly executed IRS Form W-8ECI, stating that the dividends are so connected, is furnished to us (or, if stock is held through a financial institution or other agent, to such agent). In general, such effectively connected dividends will be subject to U.S. federal income tax, on a net income basis at the regular graduated rates applicable to U.S. residents. A corporate Non-U.S. Holder receiving effectively connected dividends may also be subject to an additional "branch profits tax," which is imposed, under certain circumstances, at a rate of 30% (or such lower rate as may be specified by an applicable treaty) on the corporate Non-U.S. Holder's effectively connected earnings and profits, subject to certain adjustments. Non-U.S. Holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

        To the extent distributions on our common stock, if any, exceed our current and accumulated earnings and profits, they will first reduce the Non-U.S. Holder's adjusted basis in our common stock, but not below zero, and then will be treated as gain to the extent of any excess, and taxed in the same manner as gain realized from a sale or other disposition of common stock as described in the next section.

Gain on Disposition of Our Common Stock

        Subject to the discussion below regarding backup withholding and foreign accounts, a Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to gain realized on a sale or other disposition of our common stock unless (a) the gain is effectively connected with a trade or business of such holder in the U.S. (and, if required by an applicable income tax treaty, is attributable to a permanent establishment that such holder maintains in the U.S.), (b) the Non-U.S. Holder is a nonresident alien individual and is present in the U.S. for 183 or more days in the taxable year of the disposition and certain other conditions are met or (c) we are or have been a

"United States real property holding corporation" within the meaning of Code Section 897(c)(2) at any time within the shorter of the five-year period preceding such disposition or such holder's holding period. In general, we would be a U.S. real property holding corporation if interests in U.S. real estate comprised (by fair market value) at least half of our business assets. We believe that we have not been, we are not, and do not anticipate becoming, a U.S. real property holding corporation. Even if we are treated as a U.S. real property holding corporation, gain realized by a Non-U.S. Holder on a disposition of our common stock will not be subject to U.S. federal income tax so long as (1) the Non-U.S. Holder owned, directly, indirectly and constructively, no more than five percent of our common stock at all times within the shorter of (i) the five-year period preceding the disposition or (ii) the holder's holding period and (2) our common stock is regularly traded on an established securities market. There can be no assurance that our common stock will continue to qualify as regularly traded on an established securities market. If any gain on your disposition is taxable because we are a United States real property holding corporation and your ownership of our common stock exceeds 5%, you will be taxed on such disposition generally in the manner applicable to U.S. persons and in addition, a purchaser of your common stock may be required to withhold tax with respect to that obligation.

        If you are a Non-U.S. Holder described in (a) above, you will be required to pay tax on the net gain derived from the sale at regular graduated U.S. federal income tax rates, and corporate Non-U.S. Holders described in (a) above may be subject to the additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. If you are an individual Non-U.S. Holder described in (b) above, you will be required to pay a flat 30% tax on the gain derived from the sale, which gain may be offset by U.S. source capital losses if you timely file a return claiming the losses (even though you are not considered a resident of the U.S.).

Information Reporting Requirements and Backup Withholding

        Generally, we must report information to the IRS with respect to any dividends we pay on our common stock (even if the payments are exempt from withholding), including the amount of any such dividends, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder to whom any such dividends are paid. Pursuant to tax treaties or certain other agreements, the IRS may make its reports available to tax authorities in the recipient's country of residence.

        Dividends paid by us (or our paying agents) to a Non-U.S. Holder may also be subject to U.S. backup withholding. U.S. backup withholding generally will not apply to a Non-U.S. Holder who provides a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E, IRS Form W-ECI, or otherwise establishes an exemption. Notwithstanding the foregoing, backup withholding may apply if the payor has actual knowledge, or reason to know, that the holder is a U.S. person who is not an exempt recipient.

        U.S. information reporting and backup withholding requirements generally will apply to the proceeds of a disposition of our common stock effected by or through a U.S. office of any broker, U.S. or foreign, except that information reporting and such requirements may be avoided if the holder provides a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E or otherwise meets documentary evidence requirements for establishing Non-U.S. Holder status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding requirements will not apply to a payment of disposition proceeds to a Non-U.S. Holder where the transaction is effected outside the U.S. through a Non-U.S. office of a Non-U.S. broker. Information reporting and backup withholding requirements may, however, apply to a payment of disposition proceeds if the broker has actual knowledge, or reason to know, that the holder is, in fact, a U.S. person. For information reporting purposes, certain brokers with substantial U.S. ownership or operations will generally be treated in a manner similar to U.S. brokers.

        Any amounts of tax withheld under the backup withholding rules may be credited against the tax liability of persons subject to backup withholding, provided that the required information is timely furnished to the IRS.

Foreign Accounts

        A U.S. federal withholding tax of 30% may apply to dividends on and the gross proceeds of a disposition of our common stock paid to a foreign financial institution (as specifically defined by applicable rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity holders of such institution, as well as certain account holders that are foreign entities with U.S. owners). This U.S. federal withholding tax of 30% will also apply to dividends on and the gross proceeds of a disposition of our common stock to a non-financial foreign entity unless such entity provides the withholding agent with either a certification that it does not have any substantial direct or indirect U.S. owners or provides information regarding substantial direct and indirect U.S. owners of the entity. The withholding tax described above will not apply if the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from the rules. Holders are encouraged to consult with their own tax advisors regarding the possible implications of these rules for their investment in our common stock.

        The withholding provisions described above currently apply to payments of dividends, and will apply to payments of gross proceeds from a sale or other disposition of common stock on or after January 1, 2019.

Federal Estate Tax

        The estate of an individual Non-U.S. Holder who is treated as the owner of, or has made certain lifetime transfers of, an interest in our common stock will be required to include the value thereof in the Non-U.S. Holder's gross estate for U.S. federal estate tax purposes. The Non-U.S. Holder may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise, even though such individual was not a citizen or resident of the U.S. at the time of his or her death.

EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAW.

UNDERWRITING

        We and the underwriters for the offering named below have entered into an underwriting agreement with respect to the common stock being offered. Subject to the terms and conditions of the underwriting agreement, each underwriter has severally agreed to purchase from us the number of shares of our common stock set forth opposite its name below. Cowen and Company, LLC and Piper Jaffray & Co. are the representatives of the underwriters.

Underwriter	Number of Shares
Cowen and Company, LLC	875,000
Piper Jaffray & Co.	875,000
William Blair & Company, L.L.C.	437,500
JMP Securities LLC	250,000
Trout Capital LLC	62,500

Total	2,500,000

        The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased, other than those shares covered by the option to purchase additional shares described below. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

        We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act of 1933, and to contribute to payments the underwriters may be required to make in respect thereof.

        The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

        Option to Purchase Additional Shares.    We have granted to the underwriters an option to purchase up to 375,000 additional shares of common stock at the public offering price, less the underwriting discount. This option is exercisable for a period of 30 days. To the extent that the underwriters exercise this option, the underwriters will purchase additional shares from us in approximately the same proportion as shown in the table above.

        Discounts and Commissions.    The following table shows the public offering price, underwriting discount and proceeds, before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

        We estimate that the total expenses of the offering, excluding underwriting discount, will be approximately $400,000 and are payable by us.

        We have agreed to reimburse the underwriters for costs relating to clearance of this offering with the Financial Industry Regulatory Authority, Inc., up to $25,000.

		Total
	Per Share	Without Option Exercise	With Option Exercise
Public offering price	$23.00	$57,500,000	$66,125,000
Underwriting discount	$1.38	$3,450,000	$3,967,500
Proceeds, before expenses, to Adamas	$21.62	$54,050,000	$62,157,500

        The underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover of this prospectus supplement. The underwriters may offer the shares of common stock to securities dealers at the public offering price less a concession not in excess of $0.828 per share. If all of the shares are not sold at the public offering price, the underwriters may change the offering price and other selling terms.

        Discretionary Accounts.    The underwriters do not intend to confirm sales of the shares to any accounts over which they have discretionary authority.

        Market Information.    The shares are listed on the Nasdaq Global Market under the symbol "ADMS."

        Stabilization.    In connection with this offering, the underwriters may engage in stabilizing transactions, short sales, syndicate covering transactions, penalty bids and purchases to cover positions created by short sales.

  ▪
  Stabilizing transactions permit bids to purchase shares of common stock so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

  ▪
  Short sales involve sales by the underwriters of shares of common stock in excess of the number of shares the underwriters are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of shares involved is not greater than the number of shares that they may purchase in the underwriters' option to purchase additional shares. In a naked short position, the number of shares involved is greater than the number of shares in the underwriters' option to purchase additional shares. The underwriters may close out any short position by exercising their option to purchase additional shares and/or purchasing shares in the open market.

  ▪
  Syndicate covering transactions involve purchases of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the underwriters' option to purchase additional shares. If the underwriters sell more shares than could be covered by exercise of the option and, therefore, have a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.

  ▪
  Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by that syndicate member is purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

        These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected on the Nasdaq Stock Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

        Passive Market Making.    In connection with this offering, underwriters and selling group members may engage in passive market making transactions in our common stock on the Nasdaq Stock Market in accordance with Rule 103 of Regulation M under the Securities Exchange Act of 1934, as amended, during a period before the commencement of offers or sales of common stock and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker's bid, that bid must then be lowered when specified purchase limits are exceeded.

        Lock-Up Agreements.    Pursuant to certain "lock-up" agreements, we, our executive officers, our directors (other than Dr. Ivan Lieberburg, who is unavailable due to illness), and Mohr Davidow Ventures, one of our investors (other than with respect to up to an aggregate of 1.5 million shares that Mohr Davidow Ventures is permitted to distribute to its limited partners), have agreed, subject to certain exceptions, not to offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of or announce the intention to otherwise dispose of, or enter into any swap, hedge or similar agreement or arrangement that transfers, in whole or in part, the economic consequence of ownership of, directly or indirectly, or make any demand or request or exercise any right with respect to the registration of, or file with the SEC a registration statement under the Securities Act relating to, any common stock or securities convertible into or exchangeable or exercisable for any common stock without the prior written consent of Cowen and Company, LLC and Piper Jaffray & Co., for a period of 90 days after the date of the pricing of the offering.

        This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. The exceptions permit us, among other things and subject to restrictions, to: (a) issue common stock in connection with the offering, (b) issue common stock or options pursuant to employee benefit plans, (c) issue common stock upon exercise of outstanding options or warrants, (d) issue securities in connection with acquisitions or similar transactions, provided that such issuances shall not be greater than 5% of our total outstanding shares immediately following the initial closing, or (e) file registration statements on Form S-8. The exceptions permit parties to the "lock-up" agreements, among other things and subject to restrictions, to: (a) make certain gifts, (b) if the party is a corporation, partnership, limited liability company or other business entity, make transfers to any shareholders, partners, members of, or owners of similar equity interests in, the party, or to an affiliate of the party, if such transfer is not for value, (c) if the party is a corporation, partnership, limited liability company or other business entity, make transfers in connection with the sale or transfer of all of the party's capital stock, partnership interests, membership interests or other similar equity interests, as the case may be, or all or substantially all of the party's assets, in any such case not undertaken for the purpose of avoiding the restrictions imposed by the "lock-up" agreement, (d) net exercise stock options or transfer to Adamas or have Adamas withhold shares solely to cover withholding taxes, and (e) enter into a 10b5-1 trading plan, provided that such plan does not permit the sale of any common stock during the 90-day lock-up period and no public announcement or filing is made regarding such plan during the 90-day lock-up period. These lock-up agreements do not apply to an aggregate of up to 21,000 shares that may be sold by our executive officers or directors pursuant to Rule 10b5-1 trading plans in place as of the date of this prospectus supplement. In addition, the lock-up provision will not restrict broker-dealers from engaging in market making and similar activities conducted in the ordinary course of their business.

        Canada.    The common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

        Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

        Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

        United Kingdom.    Each of the underwriters has represented and agreed that:

  ▪
  it has not made or will not make an offer of the securities to the public in the United Kingdom within the meaning of section 102B of the Financial Services and Markets Act 2000 (as amended) (FSMA) except to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or otherwise in circumstances which do not require the publication by us of a prospectus pursuant to the Prospectus Rules of the Financial Services Authority (FSA);

  ▪
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which section 21 of FSMA does not apply to us; and

  ▪
  it has complied with and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the securities in, from or otherwise involving the United Kingdom.

        Switzerland.    The securities will not be offered, directly or indirectly, to the public in Switzerland and this prospectus does not constitute a public offering prospectus as that term is understood pursuant to article 652a or 1156 of the Swiss Federal Code of Obligations.

        European Economic Area.    In relation to each Member State of the European Economic Area (the "EEA") which has implemented the European Prospectus Directive (each, a "Relevant Member State"), an offer of our shares may not be made to the public in a Relevant Member State other than:

  ▪
  to any legal entity which is a qualified investor, as defined in the European Prospectus Directive;

  ▪
  to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the European Prospectus Directive), subject to obtaining the prior consent of the relevant dealer or dealers nominated by us for any such offer, or;

  ▪
  in any other circumstances falling within Article 3(2) of the European Prospectus Directive,

provided that no such offer of our shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the European Prospectus Directive or supplement prospectus pursuant to Article 16 of the European Prospectus Directive.

        For the purposes of this description, the expression an "offer to the public" in relation to the securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the expression may be varied in that Relevant Member State by any measure implementing the European Prospectus Directive in that member state, and the expression "European Prospectus Directive" means Directive 2003/71/EC (and amendments hereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State. The expression 2010 PD Amending Directive means Directive 2010/73/EU.

        Israel.    In the State of Israel this prospectus shall not be regarded as an offer to the public to purchase shares of common stock under the Israeli Securities Law, 5728-1968, which requires a prospectus to be published and authorized by the Israel Securities Authority, if it complies with certain provisions of Section 15 of the Israeli Securities Law, 5728-1968, including, inter alia, if: (i) the offer is made, distributed or directed to not more than 35 investors, subject to certain conditions (the "Addressed Investors"); or (ii) the offer is made, distributed or directed to certain qualified investors defined in the First Addendum of the Israeli Securities Law, 5728-1968, subject to certain conditions (the "Qualified Investors"). The Qualified Investors shall not be taken into account in the count of the Addressed Investors and may be offered to purchase securities in addition to the 35 Addressed Investors. The company has not and will not take any action that would require it to publish a prospectus in accordance with and subject to the Israeli Securities Law, 5728-1968. We have not and will not distribute this prospectus or make, distribute or direct an offer to subscribe for our common stock to any person within the State of Israel, other than to Qualified Investors and up to 35 Addressed Investors.

        Qualified Investors may have to submit written evidence that they meet the definitions set out in of the First Addendum to the Israeli Securities Law, 5728-1968. In particular, we may request, as a condition to be offered common stock, that Qualified Investors will each represent, warrant and certify to us and/or to anyone acting on our behalf: (i) that it is an investor falling within one of the categories listed in the First Addendum to the Israeli Securities Law, 5728-1968; (ii) which of the categories listed in the First Addendum to the Israeli Securities Law, 5728-1968 regarding Qualified Investors is applicable to it; (iii) that it will abide by all provisions set forth in the Israeli Securities Law, 5728-1968 and the regulations promulgated thereunder in connection with the offer to be issued common stock; (iv) that the shares of common stock that it will be issued are, subject to exemptions available under the Israeli Securities Law, 5728-1968: (a) for its own account; (b) for investment purposes only; and (c) not issued with a view to resale within the State of Israel, other than in accordance with the provisions of the Israeli Securities Law, 5728-1968; and (v) that it is willing to provide further evidence of its Qualified Investor status. Addressed Investors may have to submit written evidence in respect of their identity and may have to sign and submit a declaration containing, inter alia, the Addressed Investor's name, address and passport number or Israeli identification number.

        We have not authorized and do not authorize the making of any offer of securities through any financial intermediary on our behalf, other than offers made by the underwriters and their respective affiliates, with a view to the final placement of the securities as contemplated in this document. Accordingly, no purchaser of the shares, other than the underwriters, is authorized to make any further offer of shares on our behalf or on behalf of the underwriters.

        Electronic Offer, Sale and Distribution of Shares.    A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representatives may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

        Other Relationships.    Certain of the underwriters and their affiliates have provided, and may in the future provide, various investment banking, commercial banking and other financial services for us and our affiliates for which they have received, and may in the future receive, customary fees. The Trout Group LLC, an affiliate of Trout Capital LLC, is a third-party provider of investor relations consultancy services to us. The Trout Group LLC is not providing any services to us in connection with this offering and is not receiving any compensation in connection with this offering.

VALIDITY OF COMMON STOCK

        Cooley LLP, San Francisco and Palo Alto, California, will pass upon the validity of the common stock offered hereby. As of the date of this prospectus supplement, an individual attorney at Cooley LLP beneficially owned 3,000 shares of our common stock. Davis Polk & Wardwell LLP, Menlo Park, California, will pass upon the validity of the common stock offered hereby for the underwriters.

EXPERTS

        The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2014, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC allows us to "incorporate by reference" information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus. Information in this prospectus supplement supersedes information in the accompanying prospectus or incorporated by reference that we filed with the SEC prior to the date of this prospectus supplement, while information that we file later with the SEC will automatically update and supersede the information in this prospectus supplement and the accompanying prospectus. We incorporate by reference into this prospectus supplement, the accompanying prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC (Commission File No. 333-204284):

  ▪
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which was filed on March 3, 2015;

  ▪
  the information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, from our definitive proxy statement on Schedule 14A which was filed on March 30, 2015;

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  our Quarterly Reports on Form 10-Q which were filed on May 13, 2015, August 11, 2015, and November 12, 2015;

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  our Current Reports on Form 8-K filed on May 19, 2015, September 10, 2015, December 10, 2015, December 24, 2015, and January 6, 2016; and

  ▪
  the description of our common stock in our registration statement on Form 8-A12B filed with the SEC on April 7, 2014, including any amendments thereto or reports filed for the purposes of updating this description.

        We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until we file a post-effective amendment that indicates the termination of the offering of the securities made by this prospectus supplement and the accompanying prospectus, and such future filings will become a part of this prospectus supplement and the accompanying prospectus from the date that such documents are filed with the SEC. Information in such future filings updates and supplements the information provided in this prospectus supplement and the accompanying prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

        You can request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

Adamas Pharmaceuticals, Inc.
1900 Powell Street, Suite 750
Emeryville, CA 94608
(510) 450-3500
Attn: Corporate Secretary

PROSPECTUS

$150,000,000

Common Stock

        From time to time, we may offer and sell up to an aggregate amount of $150,000,000 of Common Stock.

        In addition, designated stockholders to be named in a prospectus supplement may also offer and sell, from time to time, up to 1,600,000 shares of our common stock. To the extent that any designated stockholder sells any securities, the designated stockholder may be required to provide you with this prospectus and a prospectus supplement identifying and containing specific information about the designated stockholder and the terms of the securities being offered. We will not receive any proceeds from the sale of our common stock by designated stockholders.

        We will provide the specific terms of these offerings in one or more supplements to this prospectus. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings. The prospectus supplement and any related free writing prospectus may also add, update or change information contained in this prospectus. You should carefully read this prospectus, the applicable prospectus supplement and any related free writing prospectus, as well as any documents incorporated by reference, before buying any of the shares of common stock being offered.

        Our common stock is listed on the NASDAQ Global Market under the trading symbol "ADMS." On May 29, 2015, the last reported sale price of our common stock was $17.99 per share. The applicable prospectus supplement will contain information, where applicable, as to other listings, if any, on the NASDAQ Global Market or other securities exchange of the shares of common stock covered by the applicable prospectus supplement.

        Investing in shares of our common stock involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading "Risk Factors" on page 5 of this prospectus and any similar section contained in the applicable prospectus supplement and in any free writing prospectuses we have authorized for use in connection with a specific offering, and under similar headings in the documents that are incorporated by reference into this prospectus.

        This prospectus may not be used to consummate a sale of shares of our common stock unless accompanied by a prospectus supplement.

        The shares of our common stock may be sold directly by us to investors, through agents designated from time to time or to or through underwriters or dealers, on a continuous or delayed basis. For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution" in this prospectus. If any agents or underwriters are involved in the sale of any shares of our common stock with respect to which this prospectus is being delivered, the names of such agents or underwriters and any applicable fees, commissions, discounts and over-allotment options will be set forth in a prospectus supplement. The price to the public of such shares of our common stock and the net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 1, 2015.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, using a "shelf" registration process. Under this shelf registration statement, we may, from time to time, offer and sell in one or more offerings, up to a total dollar amount of $150,000,000 of shares of our common stock as described in this prospectus. In addition, under this shelf process, the designated stockholders to be named in a supplement to this prospectus may, from time to time, offer or sell up to 1,600,000 shares of our common stock.

        Each time we and/or the designated stockholders offer shares of our common stock under this prospectus, we will provide a prospectus supplement that will contain more specific information about the terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. The prospectus supplement and any related free writing prospectus that we may authorize to be provided to you may also add, update or change any of the information contained in this prospectus or in the documents that we have incorporated by reference into this prospectus. We urge you to read carefully this prospectus, any applicable prospectus supplement and any free writing prospectuses we have authorized for use in connection with a specific offering, together with the information incorporated herein by reference as described under the heading "Incorporation of Certain Information by Reference," before buying any of the shares of our common stock being offered.

        This prospectus may not be used to consummate a sale of shares of our common stock unless it is accompanied by a prospectus supplement.

        You should rely only on the information contained in, or incorporated by reference into, this prospectus and any applicable prospectus supplement, along with the information contained in any free writing prospectuses we have authorized for use in connection with a specific offering. Neither we nor the designated stockholders have authorized anyone to provide you with any information other than that contained or incorporated by reference in this prospectus and any applicable prospectus supplement, along with the information contained in any free writing prospectuses we have authorized for use in connection with a specific offering. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus, the accompanying prospectus supplement or in any related free writing prospectus that we may authorize to be provided to you. We and the designated stockholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares of our common stock offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.

i

        The information appearing in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate only as of the date on the front of the document and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or any related free writing prospectus, or any sale of shares of our common stock. Our business, financial condition, results of operations and prospects may have changed since those dates.

        This prospectus contains and incorporates by reference market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. Although we are not aware of any misstatements regarding the market and industry data presented in this prospectus and the documents incorporated herein by reference, these estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading "Risk Factors" contained in the applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.

        This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the section entitled "Where You Can Find Additional Information."

ii

 PROSPECTUS SUMMARY

        This summary highlights selected information contained elsewhere in this prospectus or incorporated by reference in this prospectus, and does not contain all of the information that you need to consider in making your investment decision. You should carefully read the entire prospectus, the applicable prospectus supplement and any related free writing prospectus, including the risks of investing in our shares of our common stock discussed under the heading "Risk Factors" contained in the applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus. You should also carefully read the other information incorporated by reference into this prospectus, including our financial statements, and the exhibits to the registration statement of which this prospectus is a part.

 Adamas Pharmaceuticals, Inc.

Overview

        Adamas Pharmaceuticals, Inc. is a specialty pharmaceutical company driven to improve the lives of those affected by chronic disorders of the central nervous system, or CNS. We achieve this by enhancing the pharmacokinetic profiles of approved drugs to create novel therapeutics for use alone and in fixed-dose combination products. Our business strategy is twofold. We intend to develop and commercialize our wholly owned products directly. In addition, we may form partnerships with companies that have an already established CNS market presence. We are developing our lead wholly owned product candidate, ADS-5102, for a complication associated with the treatment of Parkinson's disease known as levodopa induced dyskinesia, or LID, and potentially as a treatment for one or more additional CNS indications. We have successfully completed a Phase 2/3 clinical trial, in which patients receiving ADS-5102 had a statistically significant 43% reduction in LID compared to their baseline LID experienced prior to taking ADS-5102. In 2014, we initiated the remaining Phase 3 registration trials of ADS-5102 for LID. We plan to commercialize ADS-5102 and potentially other wholly owned product candidates, if approved, by developing a specialty CNS commercial organization, including a sales force to reach high volume prescribing neurologists and movement disorder specialists in the United States. Our late stage therapeutics portfolio includes memantine-based products focused on Alzheimer's disease, which have been exclusively licensed to Forest Laboratories, Inc., or Forest, a subsidiary of Actavis plc, in the United States. The first product, Namenda XR®, which Forest developed and is marketing in the United States under a license from us, is a controlled-release product, and the second product, Namzaric™ (formerly known as MDX-8704), which we co-developed with Forest, is a fixed-dose combination product, recently approved by the U.S. Food and Drug Administration, or FDA, that Forest is expected to market and launch in the first half of 2015.

Risks Associated with our Business

        Our business is subject to numerous risks. You should read these risks before you invest in our common stock. In particular, our risks include, but are not limited to, the following:

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  Our success depends heavily on the approval and successful commercialization of our lead wholly owned product candidate, ADS-5102, as well as Forest's successful commercialization of Namenda XR and Namzaric;

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  Our product candidates, including ADS-5102, and both Namenda XR and Namzaric require a complex manufacturing process, and there are risks associated with scaling up manufacturing and packaging to commercial scale and maintaining commercial production. For example, in November 2013 Forest recalled three packaged lots of Namenda XR when testing revealed a failure to meet required manufacturing specifications; Namenda XR is one of the components of Namzaric;

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  We do not directly market any products, we expect to incur substantial and increasing losses for the foreseeable future and we had an accumulated deficit as of March 31, 2015, of $22.6 million;

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  If clinical studies of our product candidates fail to demonstrate safety and efficacy to the satisfaction of the FDA, we will be unable to commercialize our product candidates;

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  If significant adverse side effects associated with a product or product candidate are identified during development or after approval, we may need to abandon development of a product candidate or cease marketing a product;

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  If we are unable to obtain favorable coverage, reimbursement and formulary placement decisions from third-party payors, our financial results will be adversely affected;

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  Our business will suffer if other manufacturers are able to obtain approval for generic or other competing versions of current and future products in our therapeutic portfolio;

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  Our business may be adversely affected if we are unable to obtain and maintain effective intellectual property rights or others claim that we infringe their intellectual property rights.;

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  Our operating results may fluctuate significantly, are difficult to predict and could fall below expectations; and

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  We may need additional funds to support our operations, and such funding may not be available on acceptable terms or at all.

Corporate Information

        We were incorporated in Delaware in November 2000 under the name NeuroMolecular, Inc. In December 2004, we changed our name to NeuroMolecular Pharmaceuticals, Inc., and in July 2007 we changed our name to Adamas Pharmaceuticals, Inc. Our principal executive offices are located at 1900 Powell Street, Suite 750, Emeryville, California 94608, and our telephone number is (510) 450-3500. Our website address is www.adamaspharma.com. The information contained on our website is not incorporated by reference into this prospectus, and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus or in deciding whether to purchase our common stock.

        As used in this prospectus, "Adamas Pharmaceuticals,", "Adamas" "we," "us," and "our" refer to Adamas Pharmaceuticals, Inc. and its subsidiaries taken as a whole. The word trademark "Adamas" is registered on the Principal Register of the United States Patent and Trademark Office. This prospectus also contains trademarks and trade names of other companies, and those trademarks and trade names are the property of their respective owners. We do not intend our use or display of other companies' trademarks or trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies or products.

We are an "Emerging Growth Company"

        As a company with less than $1 billion in revenue during our last fiscal year, we qualify as an "emerging growth company" as defined in the Jumpstart Our Business Startups Act, or JOBS Act, enacted in April 2012. An emerging growth company may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

  •
  being permitted to present only two years of audited financial statements and only two years of related Management's Discussion and Analysis of Financial Condition and Results of Operations incorporated by reference in this prospectus;

  •
  not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended;

  •
  reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

  •
  exemptions from the requirement to hold a nonbinding advisory vote on executive compensation and to obtain stockholder approval of any golden parachute payments not previously approved.

        We may use these provisions until the last day of our fiscal year following the fifth anniversary of the closing of our initial public offering, or December 31, 2019. However, if certain events occur prior to the end of such five-year period, including if we become a "large accelerated filer," our annual gross revenue exceeds $1 billion or we issue more than $1 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company prior to the end of such five-year period.

        We have elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.

        The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. We have irrevocably elected not to avail ourselves of this exemption and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

The Shares of Common Stock We May Offer

        We may offer shares of our common stock up to a total dollar amount of $150,000,000, from time to time under this prospectus, together with the applicable prospectus supplement and any related free writing prospectus, at prices and on terms to be determined by market conditions at the time of any offering. In addition, the designated stockholders to be named in a supplement to this prospectus may offer or sell, from time to time, up to 1,600,000 shares of our common stock. Each time we or the designated stockholders offer shares of our common stock under this prospectus, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the offering.

        The applicable prospectus supplement and any related free writing prospectus that we may authorize to be provided to you may also add, update or change any of the information contained in this prospectus or in the documents we have incorporated by reference. However, no prospectus supplement or free writing prospectus will offer any security other than shares of our common stock.

THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE A SALE OF SHARES OF OUR COMMON STOCK UNLESS IT IS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

        We or the designated stockholders may sell the shares of our common stock directly to investors or to or through agents, underwriters or dealers. We and the designated stockholders, and our or their agents or underwriters, reserve the right to accept or reject all or part of any proposed purchase of shares of our common stock. If we or the designated stockholders do offer shares of our common stock to or through agents or underwriters, we will include in the applicable prospectus supplement:

  •
  the names of those agents or underwriters;

  •
  applicable fees, discounts and commissions to be paid to them;

  •
  details regarding over-allotment options, if any; and

  •
  the net proceeds to us.

        We may issue shares of our common stock from time to time. The designated stockholders may offer shares of our common stock to the extent such shares were issued and outstanding prior to the original date of filing of the registration statement to which this prospectus relates. The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably such dividends as may be declared by our board of directors out of legally available funds. Upon our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to our common stock. We urge you to read the applicable prospectus supplement (and any related free writing prospectus that we may authorize to be provided to you) related to any common stock being offered.

Use of Proceeds

        Except as described in any applicable prospectus supplement or in any free writing prospectuses we have authorized for use in connection with a specific offering, we currently intend to use the net proceeds from the sale of the shares of our common stock offered by us hereunder, if any, for working capital, capital expenditures and other general corporate purposes. We will not receive any proceeds from the sale of shares of our common stock by any designated stockholder. See "Use of Proceeds" in this prospectus.

NASDAQ Global Market Listing

        Our common stock is listed on the NASDAQ Global Market under the symbol "ADMS." The applicable prospectus supplement will contain information, where applicable, as to other listings, if any, on the NASDAQ Global Market or other securities exchange of the shares of our common stock covered by the applicable prospectus supplement.

RISK FACTORS

        Investing in shares of our common stock involves a high degree of risk. Before deciding whether to invest in shares of our common stock , you should consider carefully the risks and uncertainties described under the heading "Risk Factors" contained in the applicable prospectus supplement and any related free writing prospectus, and discussed under the section entitled "Risk Factors" contained in our most recent Annual Report on Form 10-K and in our most recent Quarterly Report on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the SEC, which are incorporated by reference into this prospectus in their entirety, together with other information in this prospectus, the documents incorporated by reference and any free writing prospectus that we may authorize for use in connection with this offering. The risks described in these documents are not the only ones we face, but those that we consider to be material. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be seriously harmed. This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment. Please also read carefully the section below entitled "Special Note Regarding Forward-Looking Statements."

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the documents we have filed with the SEC that are incorporated by reference contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. These statements relate to future events or to our future operating or financial performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements may include, but are not limited to, statements about:

  •
  our expectations with respect to the clinical development of our product candidates, our clinical trials and the regulatory approval process;

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  statements regarding the steps, timing and costs of our development programs;

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  any projections of earnings, revenue, sufficiency of cash resources or other financial items;

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  the plans and objectives of management for future operations;

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  the availability of additional financing and access to capital;

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  the formation of a trading market for our common stock;

  •
  discussions and approvals of regulatory agencies; and

  •
  the period of time for which we will be able to fund our operations.

        In some cases, you can identify forward-looking statements by terms such as "may," "will," "should," "could," "would," "expects," "plans," "anticipates," "believes," "estimates," "projects," "predicts," "potential" and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and are subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We discuss in greater detail many of these risks under the heading "Risk Factors" contained in the applicable prospectus supplement, in any free writing prospectuses we may authorize for use in connection with a specific offering, and in our most recent annual report on

Form 10-K and in our most recent quarterly report on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the SEC, which are incorporated by reference into this prospectus in their entirety. Also, these forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement. Unless required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments. Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. You should read this prospectus, any applicable prospectus supplement, together with the documents we have filed with the SEC that are incorporated by reference and any free writing prospectus that we may authorize for use in connection with this offering completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements.

USE OF PROCEEDS

        Except as described in any applicable prospectus supplement or in any free writing prospectuses we have authorized for use in connection with a specific offering, we currently intend to use the net proceeds from the sale of the shares of our common stock offered by us hereunder, if any, for working capital, capital expenditures and other general corporate purposes, which may include costs of funding future acquisitions or for any other purpose we describe in the applicable prospectus supplement.

        We will not receive any proceeds from the sale of shares of our common stock by any designated stockholder.

DESCRIPTION OF CAPITAL STOCK

        Our authorized capital stock consists of 100,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of preferred stock, $0.001 par value per share. A description of material terms and provisions of our certificate of incorporation and bylaws affecting the rights of holders of our capital stock is set forth below. The description is intended as a summary, and is qualified in its entirety by reference to our certificate of incorporation and the bylaws.

Common stock

        Voting Rights.    Each holder of our common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders, except as otherwise expressly provided in our certificate of incorporation or required by applicable law. Our certificate of incorporation does not provide for cumulative voting for the election of directors, which means that the holders of a majority of the then-outstanding shares of our common stock can elect all of the directors then standing for election.

        Dividends.    Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive dividends, if any, out of funds legally available at the times and in the amounts that our board of directors may determine.

        Liquidation.    Upon our liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time after payment of liquidation preferences, on any outstanding shares of preferred stock and payment of other claims of creditors.

        Rights and Preferences.    The rights, preferences, and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock that we may designate and issue in the future.

        Fully Paid and Nonassessable.    All outstanding shares of our common stock are fully paid and nonassessable.

Preferred stock

        Our board of directors is authorized, subject to limitations prescribed by Delaware law, without further action by our stockholders, to fix the rights, preferences, privileges and restrictions of up to an aggregate of 5,000,000 shares of preferred stock in one or more series and authorize their issuance. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of our common stock. The issuance of our preferred stock could adversely affect the voting power of holders of our common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change of control or other corporate action.

Anti-takeover effects of provisions of our certificate of incorporation and bylaws and Delaware law

  Certificate of incorporation and bylaws

        Our certificate of incorporation provides for our board of directors to be divided into three classes with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Because our stockholders do not have cumulative voting rights, our stockholders holding a majority of the voting power of our shares of common stock outstanding will be able to elect all of our directors. The directors may be removed by the stockholders only for cause and upon the vote of holders of a majority of the shares then entitled to vote at an election of directors. Furthermore, the authorized number of directors may be changed only by resolution of our board of directors, and vacancies and newly created directorships on our board of directors may, except as otherwise required by law or determined by our board, only be filled by a majority vote of the directors then serving on the board, even though less than a quorum.

        Our certificate of incorporation and bylaws also provide that all stockholder actions must be effected at a duly called meeting of stockholders and not by a consent in writing. A special meeting of stockholders may be called only by a majority of our whole board of directors, the chair of our board of directors, or our chief executive officer. Our bylaws also provide that stockholders seeking to present proposals before a meeting of stockholders to nominate candidates for election as directors at a meeting of stockholders must provide timely advance notice in writing, and specify requirements as to the form and content of a stockholder's notice.

        Our certificate of incorporation further provides that the affirmative vote of holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of voting stock, voting as a single class, are required to amend certain provisions of our certificate of incorporation, including provisions relating to the structure of our board of directors, the size of the board, removal of directors, special meetings of stockholders, actions by written consent and cumulative voting. The affirmative vote of holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of voting stock, voting as a single class, are required to amend or repeal our bylaws, although our bylaws may be amended by a simple majority vote of our board of directors.

        The foregoing provisions make it more difficult for our stockholders to replace our board of directors as well as for another party to obtain control of the company by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for our stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change the control of the company.

        These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies. These provisions are also designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of deterring hostile takeovers or delaying changes in control of the company or our management. As a consequence, these provisions also may inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts.

  Section 203 of the Delaware General Corporation Law

        We are subject to Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in a business combination with any interested stockholder for a period of three years following the date the person became an interested stockholder, with the following exceptions:

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  before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested holder;

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  upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (a) by persons who are directors and also officers and (b) pursuant to employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; and

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  on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

        In general, Section 203 of the DGCL defines business combination to include the following:

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  any merger or consolidation involving the corporation and the interested stockholder;

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  any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

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  subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

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  any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; and

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  the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

        Section 203 of the DGCL defines an "interested stockholder" as an entity or person who, together with the entity's or person's affiliates and associates, beneficially owns, or is an affiliate of the corporation and within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation. A Delaware corporation may "opt out" of these provisions with an express provision in its certificate of incorporation. We have not opted out of these provisions, which may as a result, discourage or prevent mergers or other takeover or change of control attempts of us.

Transfer Agent and Registrar

        Our transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

Listing on the NASDAQ Global Market

        Our common stock is listed on the NASDAQ Global Market the symbol "ADMS".

Warrants

        As of March 31, 2015, we had outstanding warrants to purchase an aggregate of 7,116 shares of our common stock. Each of these warrants has a net exercise provision under which the holder, in lieu of payment of the exercise price in cash, can surrender the warrant and receive a net number of shares of our common stock based on the fair market value of such stock at the time of exercise of the warrant after deduction of the aggregate exercise price.

Registration Rights

        We are party to an investor rights agreement that provides that certain holders of common stock (all of whom received the common stock upon conversion of preferred stock) have certain registration rights. This investor rights agreement was entered into in June 2011 and has been amended and/or restated from time to time in connection with our preferred stock financings. The registration of shares of our common stock pursuant to the exercise of registration rights described below would enable the holders who have these rights to sell these shares without restriction under the Securities Act when the applicable registration statement is declared effective. We will pay the registration expenses, other than underwriting discounts and commissions, of the shares registered pursuant to the demand, piggyback and Form S-3 registrations described below.

        Generally, in an underwritten offering, the managing underwriter, if any, has the right, subject to specified conditions and limitations, to limit the number of shares the registration rights holders participating in any offering may include in any particular registration. The demand, piggyback and Form S-3 registration rights described below will expire on the earlier of (i) the date that is five years after the date of our Initial Public Offering or (ii) with respect to each stockholder following the closing of this offering, at such time as (A) such stockholder holds less than 0.5% of the company's common stock on an as-converted, fully diluted basis and (B) such stockholder is entitled to sell all of its shares pursuant to Rule 144 of the Securities Act during any 90-day period.

        Demand registration rights.    Some of the holders of shares of our common stock party to the investor rights agreement are entitled to certain demand registration rights. The holders of not less than 30% of these shares may, on not more than two occasions, request that we file a registration statement having an aggregate offering price to the public of not less than $10,000,000 to register at least 30% of their shares.

        Piggyback registration rights.    In the event that we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders, some of the holders of shares of our common stock party to the investor rights agreement will be entitled to certain "piggyback" registration rights allowing them to include their shares in such registration, subject to certain marketing and other limitations. As a result, whenever we propose to file a registration statement under the Securities Act other than with respect to a demand registration or a registration statement on Form S-3, S-4 or S-8, the holders of these shares are entitled to notice of the registration and have the right, subject to limitations that the underwriters may impose on the number of shares included in the registration, to include their shares in the registration.

        Form S-3 registration rights.    Some of the holders of shares of our common stock party to the investor rights agreement are entitled to certain Form S-3 registration rights. Such holders may make a request that we register their shares on Form S-3 if we are qualified to file a registration statement on Form S-3. Such request for registration on Form S-3 must cover securities the aggregate offering price of which, after payment of underwriting discounts and commissions, is at least $3,000,000.

DESIGNATED STOCKHOLDERS

        This prospectus also relates to the possible sale by certain of our stockholders, whom we refer to in this prospectus as the "designated stockholders," of up to 1,600,000 shares of our common stock that were issued and outstanding prior to the original date of filing of the registration statement of which this prospectus forms a part, including shares that may be owned by affiliates. The designated stockholders are former holders of our preferred stock that originally acquired the shares of our common stock included in this prospectus through several private placements of our convertible preferred stock prior to our initial public offering, all of which shares of preferred stock were converted into shares of our common stock in connection with our initial public offering.

        Information about the designated stockholders, where applicable, including their identities, the amount of shares of common stock owned by each designated stockholder prior to the offering, the number of shares of our common stock to be offered by each designated stockholder and the amount of common stock to be owned by each designated stockholder after completion of the offering, will be set forth in an applicable prospectus supplement, documents incorporated by reference or in a free writing prospectus we file with the SEC. The applicable prospectus supplement will also disclose whether any of the designated stockholders has held any position or office with, has been employed by or otherwise has had a material relationship with us during the three years prior to the date of the prospectus supplement.

        The designated stockholders shall not sell any shares of our common stock pursuant to this prospectus until we have identified such designated stockholders and the shares being offered for resale by such designated stockholders in a subsequent prospectus supplement. However, the designated stockholders may sell or transfer all or a portion of their shares of our common stock pursuant to any available exemption from the registration requirements of the Securities Act.

PLAN OF DISTRIBUTION

        We or the designated stockholders may sell the shares of our common stock from time to time pursuant to underwritten public offerings, direct sales to the public, negotiated transactions, block trades or a combination of these methods. We or the designated stockholders may sell the shares of our common stock to or through underwriters or dealers, through agents, or directly to one or more purchasers. We may distribute the shares from time to time in one or more transactions:

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  at a fixed price or prices, which may be changed;

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  at market prices prevailing at the time of sale;

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  at prices related to such prevailing market prices; or

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  at negotiated prices.

        A prospectus supplement or supplements (and any related free writing prospectus that we may authorize to be provided to you) will describe the terms of the offering of the shares of our common stock, including, to the extent applicable:

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  the name or names of the underwriters, if any;

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  the purchase price of the shares of our common stock or other consideration therefor, and the proceeds, if any, we will receive from the sale;

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  any over-allotment options under which underwriters may purchase additional shares of our common stock from us;

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  any agency fees or underwriting discounts and other items constituting agents' or underwriters' compensation;

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  any public offering price;

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  any discounts or concessions allowed or reallowed or paid to dealers; and

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  any securities exchange or market on which the shares of our common stock may be listed.

        Only underwriters named in the prospectus supplement will be underwriters of the shares of our common stock offered by the prospectus supplement.

        If underwriters are used in the sale, they will acquire the shares of our common stock for their own account and may resell the shares of our common stock from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the shares of our common stock will be subject to the conditions set forth in the applicable underwriting agreement. We or the designated stockholders may offer the shares of our common stock to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all of the shares of our common stock offered by the prospectus supplement, other than shares of our common stock covered by any over-allotment option. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time. We or the designated stockholders may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.

        We or the designated stockholders may sell shares of our common stock directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of shares of our common stock and we will describe any commissions we or the designated stockholders will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our or the designated stockholders' agent will act on a best-efforts basis for the period of its appointment.

        We or the designated stockholders may authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase shares of our common stock from us or the designated stockholders at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we or the designated stockholders must pay for solicitation of these contracts in the prospectus supplement.

        We or the designated stockholders may provide agents and underwriters with indemnification against civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to these liabilities. Agents and underwriters may engage in transactions with, or perform services for, us or the designated stockholders in the ordinary course of business.

        Any underwriter may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum price. Syndicate-covering or other short-covering transactions involve purchases of the shares of our common stock, either through exercise of the over-allotment option or in the open market after the distribution is completed, to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the shares of our common stock originally sold by the dealer are purchased in a stabilizing or covering transaction to cover short positions. Those activities may cause the price of the shares of our common stock to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

        Any underwriters or agents that are qualified market makers on the NASDAQ Global Market may engage in passive market making transactions in the common stock on the NASDAQ Global Market accordance with Regulation M under the Exchange Act, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the common stock. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker's bid, however, the passive market maker's bid must then be lowered when certain purchase limits are exceeded. Passive market making may stabilize the market price of the shares of our common stock at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

LEGAL MATTERS

        Cooley LLP, San Francisco and Palo Alto, California, will pass upon the validity of the shares of common stock offered hereby unless otherwise indicated in the applicable prospectus supplement. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we name in the applicable prospectus supplement.

EXPERTS

        The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2014 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        This prospectus is part of the registration statement on Form S-3 we filed with the SEC under the Securities Act and does not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference into this prospectus for a copy of such contract, agreement or other document. Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any document we file at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC allows us to "incorporate by reference" information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC (Commission File No. 001-36399):

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  our Annual Report on Form 10-K for the year ended December 31, 2014, which was filed on March 3, 2015;

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  our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, which was filed on May 13, 2015.

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  the information specifically incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2014, from our definitive proxy statement relating to our 2015 annual meeting of stockholders, which was filed on March 30, 2015;

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  our Current Report on Form 8-K, which was filed on May 19, 2015; and

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  the description of our common stock in our registration statement on Form 8-A filed with the SEC on April 7, 2014.

        We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until we file a post-effective amendment that indicates the termination of the offering of the shares of our common stock made by this prospectus and will become a part of this prospectus from the date that such documents are filed with the SEC. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

        You can request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

Adamas Pharmaceuticals, Inc.
1900 Powell Street, Suite 750
Emeryville, CA 94608
(510) 450-3500
Attn: Secretary

2,500,000 Shares

Common Stock

Prospectus

Cowen and Company	Piper Jaffray

William Blair	JMP Securities

Trout Capital